Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-282781), Form S-3 (No. 333-278874), and Form S-8 (Nos. 333-255407 and 333-268860) of Nomad Power Solutions, Inc. of our report dated September 15, 2026, relating to the financial statements of Nomad Transportable Power Systems, Inc. as of and for the years ended December 31, 2025 and 2024 (which report includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern), which is included in the Form 8-K/A of Nomad Power Solutions, Inc. filed on September 17, 2026.

/s/ Weinberg & Company, P.A.

Los Angeles, California

September 17, 2026